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                                  GBC BANCORP
                       Computation of Per Share Earnings
                     with Common Stock Options Outstanding
                            (Treasury Stock Method)

                                                1996                          1995                          1994
                                                         Fully                         Fully                         Fully
                                          Primary       Diluted         Primary       Diluted         Primary       Diluted
Average Shares Outstanding
     Common Stock                          6,722,229     6,722,229       6,663,892     6,663,892       6,654,960     6,654,960

Common Stock Equivalents
     Stock Options                           806,475       806,475         766,275       766,275         684,389       684,389

Assumed Repurchase of
     Treasury Shares                        (393,569)     (333,646)       (701,362)     (543,552)       (646,510)     (619,056)

Average Common and Common
     Equivalent Shares Outstanding         7,135,135     7,195,058       6,728,805     6,886,615       6,692,839     6,720,293

Net Income in $1,000                         $19,037       $19,037          $7,649        $7,649          $7,529        $7,529

Earnings Per Common
     and Common Equivalent Share               $2.67         $2.65           $1.14         $1.11           $1.12         $1.12




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